Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

December 28, 2021

Board of Directors

Baudax Bio, Inc.

490 Lapp Road

Malvern, Pennsylvania 19355

Ladies and Gentlemen:

We are acting as counsel to Baudax Bio, Inc., a Pennsylvania corporation (the “Company”), in connection with the public offering of (i) 42,289.3 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”) of the Company, (ii) warrants to purchase up to 12,686,790 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Investor Warrants”), (iii) warrants to purchase up to 1,014,943 shares of Common Stock (the “Placement Agent Warrants,” together with the Investor Warrants, the “Warrants”), (iv) shares of Common Stock issuable from time to time upon conversion of the Preferred Stock (the “Conversion Shares”) and (v) the shares of Common Stock issuable from time to time upon exercise of the Warrants (collectively, the “Warrant Shares”, and together with the Warrants, the Conversion Shares and the Preferred Stock, the “Securities”), all of which Securities are to be sold by the Company pursuant to a prospectus supplement, dated December 27, 2021, and the accompanying base prospectus, dated September 2, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-253117) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs.). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Pennsylvania Business Corporation Law of 1988, as amended, and, with respect to numbered paragraphs 2 and 4, the internal laws of the State of New York. We express no opinion herein as to any other statutes, rules or regulations.

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Based upon, subject to and limited by the foregoing, we are of the opinion that as of the date hereof:

1.

Following (i) execution and delivery by the Company of the Securities Purchase Agreement, dated December 27, 2021, by and among the Company and the purchasers named therein (the “Agreement”), (ii) the filing of the Certificate of Designations (the “Certificate”) with the Secretary of State of the Commonwealth of Pennsylvania establishing the Preferred Stock, (iii) issuance of the Securities pursuant to the terms of the Agreement and the due registration on the books of the transfer agent and registrar therefor, (iv) receipt by the Company of the consideration for the Preferred Stock (not less than par value) in the circumstances contemplated by the Agreement, the Preferred Stock will be validly issued, fully paid, and nonassessable.

2.

When the Investor Warrants shall have been duly registered on the records maintained by the Company for that purpose in the name or on behalf of the purchaser, and have been issued by the Company against payment therefor in the circumstances contemplated by the Agreement, the Investor Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

When the Warrant Shares initially issuable upon exercise of the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

4.

When the Conversion Shares initially issuable upon conversion of the Preferred Stock shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the holders of the Preferred Stock in the circumstances contemplated by the Certificate, the Conversion Shares will be validly issued, fully paid and nonassessable.

5.

When the Placement Agent Warrants shall have been duly registered on the records maintained by the Company for that purpose in the name or on behalf of the purchaser, and have been issued by the Company against payment therefor in the circumstances contemplated by the Registration Statement, the Placement Agent Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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Our opinion in numbered paragraphs 2 and 5 is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) we express no opinion as to (a) any provision for liquidated damages, monetary penalties or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) proxies, powers and trusts, (j) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (k) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

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Very truly yours,

/s/ TROUTMAN PEPPER HAMILTON SANDERS LLP

TROUTMAN PEPPER HAMILTON SANDERS LLP